Exhibit 99.1

UNITED REFINING COMPANY’S EARNINGS SHOW SIGNIFICANT IMPROVEMENT IN

SECOND QUARTER FISCAL 2011

Warren, PA. April 14, 2011 PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces operating results for the second fiscal quarter and six month period ended February 28, 2011.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (which is EBITDA calculated on a FIFO basis before the LIFO inventory adjustment), for the three months ended February 28, 2011 increased $43.2 million to $28.5 million compared to a negative $14.6 million for the three months ended February 28, 2010. Adjusted EBITDA increased $45.4 million for the six months ended February 28, 2011 to $31.2 million from a negative $14.3 million for the six months ended February 28, 2010.

Net sales for the three months ended February 28, 2011 and 2010 were $692.3 million and $594.7 million, respectively. This was an increase of $97.6 million or 16.4% over the prior year period. Retail petroleum sales volume and merchandise sales dollars both continued to increase on a comparable quarter basis resulting in 21 consecutive comparable quarter increases. Net sales for the six months ended February 28, 2011 and 2010 were $1,311.4 million and $1,215.7 million, respectively. This was an increase of $95.7 million or 7.9% over the prior year period.

Operating income for the second quarter ended February 28, 2011 increased $44.3 million to operating income of $10.3 million for the quarter ended February 28, 2011 from an operating loss of $34.0 million for the quarter ended February 28, 2010. Operating income for the six months ended February 28, 2011 increased $64.9 million to operating income of $7.2 for the six months ended February 28, 2011 from an operating loss of $57.7 million for the six months ended February 28, 2010.

Net income for the second quarter ended February 28, 2011 increased $25.6 million to net income of $.3 million for the quarter ended February 28, 2011 from a net loss of $25.3 million for the quarter ended February 28, 2010. Net loss for the six months ended February 28, 2011 decreased $36.8 million to a net loss of $7.8 million for the six month ended February 28, 2011 from a net loss of $44.7 for the six months ended February 28, 2010.

United Refining Company uses the term EBITDA or Earnings Before Interest, Taxes, Depreciation and Amortization and Adjusted EBITDA, which are terms not defined under United States Generally Accepted Accounting Principles. The Company uses these terms because they are widely accepted financial indicators utilized to analyze and compare companies on the basis of operating performance and are used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA and Adjusted EBITDA to Net Income in Footnote (1) in the table set forth below. The Company’s method of computation of EBITDA and Adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies.

UNITED REFINING COMPANY

(Dollars in thousands)

	Three Months Ended February 28,		Six Months Ended February 28,
	2011	2010	2011	2010
Net Sales	$692,279	$594,748	$1,311,426	$1,215,674
Operating Income (Loss)	$10,268	$(34,045)	$7,156	$(57,699)

Net Income (Loss) attributable to United Refining Company’s Stockholder	$261	$(25,345)	$(7,828)	$(44,655)
Income Tax Expense (Benefit) Attributable to United Refining Company’s Stockholder	$145	$(17,618)	$(4,373)	$(31,035)
EBITDA (1)	$14,922	$(28,475)	$17,153	$(46,964)

(1)	EBITDA and Adjusted EBITDA Reconciliation:

UNITED REFINING COMPANY

(Dollars in thousands)

	Three Months Ended February 28,		Six Months Ended February 28,
	2011	2010	2011	2010
Net Income (Loss) attributable to United Refining Company’s Stockholder	$261	$(25,345)	$(7,828)	$(44,655)
Interest Expense	8,877	8,714	17,792	17,183
Income Tax Expense (Benefit) Attributable to United Refining Company’s Stockholder	145	(17,618)	(4,373)	(31,035)
Depreciation	4,417	4,223	8,831	8,440
Amortization	1,222	1,551	2,731	3,103

EBITDA	$14,922	$(28,475)	$17,153	$(46,964)

Adjusted EBITDA – FIFO Basis	$28,544	$(14,623)	$31,166	$(14,276)
LIFO Inventory Adjustment	(13,622)	(13,852)	(14,013)	(32,688)

EBITDA – LIFO Basis	$14,922	$(28,475)	$17,153	$(46,964)

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 367 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.